Exhibit 10.34

USA MOBILITY, INC.

SEVERANCE PAY PLAN AND

SUMMARY PLAN DESCRIPTION

C-Level

AMENDED AND RESTATED DECEMBER 31, 2012

USA MOBILITY, INC.

SEVERANCE PAY PLAN AND

SUMMARY PLAN DESCRIPTION

ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01 Background. USA Mobility, Inc. established and maintains the USA Mobility, Inc. Severance Pay Plan (the “Plan”), effective as of April 13, 2007, for the purpose of providing severance payments on a discretionary basis to certain Employees who are terminated involuntarily, for reasons other than fault of their own, under the specific circumstances defined herein. The Plan constitutes a formal Employee Welfare Benefit Plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan was amended October 30, 2007 for compliance with Section 409A of the Internal Revenue Code of 1986. The Plan was also amended March 31, 2009 to provide for the subsidy for COBRA premiums under the American Recovery and Reinvestment Act of 2009 (“ARRA”), which was signed into law on February 17, 2009. On March 19, 2010, the Plan was amended to provide that upon expiration of the ARRA COBRA Subsidy, the Severance Plan will revert to the COBRA benefit effective prior to the March 31, 2009 amendment. On March 19, 2010, the Plan was also amended to reflect the consistent use of a weekly benefit versus a monthly benefit in calculating severance and to reflect changes to titles of eligible employees, reflecting promotions and reorganizations, and to clarify the severance benefits available to such employees in new job categories. On December 28, 2012, the Plan was amended to expand coverage of employees of subsidiaries of USA Mobility, Inc.

THE PLAN, EFFECTIVE AS OF APRIL 13, 2007, AND AS AMENDED, SHALL SUPERSEDE ANY POLICY, PLAN OR PROGRAM, IF ANY, HERETOFORE MAINTAINED OR IN EFFECT UNDER WHICH USA MOBILITY, INC., OR ANY OF ITS AFFILIATES, HAS EVER MADE PAYMENTS OF SEVERANCE PRIOR TO THE EFFECTIVE DATE HEREOF, OTHER THAN ANY SEVERANCE PLAN OR PROGRAM OF A COMPANY ACQUIRED BY USA MOBILITY, INC., IF USA MOBILITY, INC. HAS EXPRESSLY AGREED IN WRITING TO ASSUME THE OBLIGATIONS OF SUCH PLAN OR PROGRAM, AND ANY EMPLOYMENT AGREEMENT APPROVED IN WRITING BY THE BOARD OF DIRECTORS OF USA MOBILITY, INC.

The benefits provided by the Plan are set forth below, as are the eligibility criteria, the claims review procedure and other matters. This document is the Plan and the Summary Plan Description.

Section 1.02 Purpose of the Plan. The Plan, as set forth herein, is intended to alleviate in part or in full financial hardships which may be experienced by certain of those Employees of USA Mobility whose employment is terminated involuntarily and not for just cause, under circumstances entitling them to severance pay under the terms of the Plan. In essence, benefits under the Plan are intended to be supplemental unemployment benefits which will assist the Employee during a limited transition period or until other employment is found. The amount of the benefit to be provided is to be based on the Employee’s compensation and years of service with USA Mobility, Inc. The Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, or as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA. This Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation and no Employee shall have a vested right to such benefits.

Section 1.03 Term of the Plan. The Plan will continue until such time as the Board of Directors, acting in its sole discretion, elects to modify, supersede or terminate the Plan.

ARTICLE II

DEFINITIONS

Section 2.01 “Administrator” shall mean the Executive Vice-President of Human Resources, designated pursuant to Article VI of the Plan to administer the Plan in accordance with its terms.

Section 2.02 “Benefit” shall mean the amount that a Participant is entitled to receive pursuant to Section 4.01 of the Plan.

Section 2.03 “Board of Directors” shall mean the Board of Directors of USA Mobility, Inc. and any successor thereto.

Section 2.04 “Company” shall mean USA Mobility, Inc.

Section 2.05 “Compensation” shall mean the base salary or wages paid or accrued to or on behalf of the Participant during the period to which reference is made. “Compensation” shall not include overtime payments, bonuses, commissions, Employer contributions to Social Security, benefits payable under, or Employer contributions to, any retirement or other plan of deferred compensation, or the value of any fringe benefits provided by the Company and/or an Employer.

Section 2.06 “Employee” shall mean any person deemed by the Employer to be a regular full-time employee or a regular part-time employee of an Employer, as defined in the USA Mobility Employee Handbook or the Amcom Software Employee Handbook. Other part-time employees, seasonal employees, individuals employed by an Employer in a casual or temporary capacity (i.e., those hired for a specific job of limited duration) and individuals characterized as “leased employees,” within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, or persons characterized by an Employeras “independent contractors” or individuals as to whom the Employer does not withhold income taxes, no matter how characterized by the Internal Revenue Service, other governmental agency or a court, shall not be considered “Employees” for the purposes of the Plan. Any change of characterization of an individual shall take effect on the actual date of such change without regard to any retroactive recharacterization.

Section 2.07 “Employer” , with respect to an Employee, shall mean the Company or Amcom Software, Inc.

Section 2.08 “Employment Commencement Date” shall mean the first day on which an individual became an Employee (as hereinabove defined). Notwithstanding the foregoing, if any interruption of employment occurred after the date described in the preceding sentence, then the Employment Commencement Date shall be the first day on which the individual became an Employee after the most recent such interruption of the employment relationship between the Employee and the Employer, unless such interruption lasts less than one year in which case the original employment date will be modified by the period of the interruption and the resulting date shall be the Employment Commencement Date for the purposes of this plan.

Special rule for Employees who have received a prior Severance Benefit: For purposes of this Plan, the Employment Commencement Date of an Employee who was rehired following a prior period of employment, and who received a severance benefit in connection with that prior period, shall be the date of rehire, and all service performed during that prior period of employment shall be disregarded. In the event, however, that such an Employee was rehired less than one year following the termination of his prior period of employment, and repays the full amount of the severance benefit previously received, then the Employment Commencement Date shall be modified to reflect the aggregation of service during the prior period plus service following the rehire.

Section 2.09 “Employment Termination Date” shall mean the date on which the employment relationship between the Employee and the Employer (including all members of the Employer’s controlled group) is involuntarily terminated. An employment relationship shall not be considered to be involuntarily terminated if the Employer terminates the employment of the Employee for Just Cause. An employment relationship shall be considered to be involuntarily terminated for the purposes of this Plan if the termination is for one or more of the reasons identified in Section 3.01 hereof. Notwithstanding anything herein to the contrary, an Employee will not be considered to have incurred an involuntarily termination for the purposes of this Plan if his or her employment is discontinued due to a voluntary resignation (with or without notice), retirement, death, the expiration of a leave of absence, a physical or mental condition entitling the Employee to benefits under any sick pay or disability income policy or program sponsored by the Company or an Employer, or worker’s compensation, a transfer to an affiliated business, the sale of any portion of the Company or an Employer, either through a sale or exchange of stock or assets, or the outsourcing of a division, department, business unit or function where the Employee has been offered comparable employment with an Employer or the new employer, as determined by the Administrator.

Section 2.10 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.11 “Just Cause” shall be any reason for dismissing an individual from employment with the Employer which the Administrator determines would constitute grounds for denying payment of benefits under this Plan after dismissal. Just Cause shall include, but shall not be limited to dismissal due to breach of trust, unacceptable behavior, excessive absenteeism or tardiness, unsatisfactory work performance caused by willful misconduct, or insubordination. Disputes with respect to whether “just cause” exists shall be resolved in accordance with Article IX.

Section 2.12 “Named Fiduciary” shall mean the Administrator, and the Named Appeals Fiduciary within the meaning of Section 9.03. Each Named Fiduciary shall have only those particular powers, duties, responsibilities and obligations as are specifically given him/her/it under this Plan. Any Named Fiduciary, if so appointed, may perform in more than one fiduciary capacity, and may also perform in a non-fiduciary capacity.

Section 2.13 “Participant” shall mean any Terminated Employee who is entitled to a Benefit.

Section 2.14 “Plan” shall mean the USA Mobility, Inc. Severance Pay Plan, as set forth herein, and as the same may from time to time be amended.

Section 2.15 “Plan Year” shall mean the period commencing on each January 1 during which this Plan is in effect and ending on the subsequent December 31.

Section 2.16 “Terminated Employee” shall mean an Employee who has experienced an Employment Termination Date.

Section 2.17 “Year of Service” shall mean the twelve-month period beginning on the Employee’s Employment Commencement Date (as defined in Section 2.07 hereof) and on each anniversary thereof. Fractional Years of Service shall be disregarded for all purposes under this Plan; provided, however, that if the next anniversary of a Terminated Employee would occur within the first 30 days following his Employment Termination Date, then the Terminated Employee shall be considered to have completed a full Year of Service after his most recent anniversary.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01 Discretionary Grant of Severance Pay. In its sole discretion, the Company may grant benefits under this Plan to any Terminated Employee who the Administrator has determined to have experienced an involuntary termination of employment resulting in an Employment Termination Date as defined in this Plan. In addition, one or more of the following tests must be met:

(a) The Terminated Employee’s position with the Employer was eliminated;

(b) The Terminated Employee was notified in writing by the Employer, on or prior to his or her Employment Termination Date, that his or her job responsibilities have been materially changed, and that the Employer has determined that he or she is not qualified to perform the responsibilities associated with the job subsequent to such change;

(c) The Terminated Employee was notified by the Employer, on or prior to his or her Employment Termination Date, that his or her job performance has become unsatisfactory as a result of a cause other than Just Cause; or

(d) The Terminated Employee’s employment was terminated as a result of a reorganization of job functions.

Section 3.02 Release of Claims. Notwithstanding anything in this Plan to the contrary, no Benefit shall be due or paid under this Plan to any Terminated Employee unless the Terminated Employee executes (and does not rescind) a written employment termination agreement incorporating a release of any and all employment related claims against the Company, its affiliates, and their directors, officers, employees, and agents. The required employment termination agreement shall be in a form prescribed by the Company and its counsel.

Section 3.03 Noncompetition. Notwithstanding anything in this Plan to the contrary, no Benefit shall be due or paid under this Plan to any Terminated Employee unless the Terminated Employee agrees in writing to search for and return to the Employer all confidential and/or proprietary information, and further agrees that for a period equal to the number of weeks that the Benefit under the Plan is paid, (i) not to be employed by, or otherwise engage or be interested in, any business which is competitive with any business of the Company or of any of its subsidiaries in which the Terminated Employee was engaged during his employment prior to his termination, whether directly or indirectly or (ii) to solicit Company employees for employment; provided, however, that the Company, in its sole discretion, may determine that the non-competition and no-solicitation requirements are neither relevant nor applicable in the case of any particular Terminated Employee. The required noncompetition, no-solicitation, confidential/proprietary information agreement shall be in a form prescribed by the Company and its counsel.

Section 3.04 Employee Cooperation. As further conditions to entitlement to a Benefit, each Participant must: (i) cooperate fully with the Employer to complete the transition of matters with which the Participant is familiar or responsible to other Employees and to make himself or herself reasonably available to answer questions or assist in matters which may require attention after the Participant’s Employment Termination Date; (ii) if requested to do so by the Administrator, notify the Company of the Participant’s receipt of unemployment compensation benefits and of the weekly amount of same; and (iii) execute and deliver to the Company and/or to an Employer such form(s) as the Administrator, in his or her sole discretion, shall decide.

Section 3.05 Repayment of Benefits. If the Administrator, in his or her sole discretion, determines that the Participant has violated one or more of the above conditions to entitlement to a Benefit, the Administrator may discontinue the payment of the Participant’s Benefit and may require the Participant to repay any payment of the Benefit already received under the Plan. If the Administrator elects to have the Participant repay all of the Benefit received under the Plan, such payments shall be repaid within 30 days of the date of the written notice. Any remedy under this Section 3.05. shall be in addition to, and not in place of, any other remedy the Company and/or an Employer may have, at law or otherwise.

ARTICLE IV

CALCULATION OF BENEFIT

AMCOM SOFTWARE, INC. SEVERANCE BENEFITS CHART
President, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents*	Minimum of twenty-six (26) weeks of Compensation, plus an additional two (2) weeks of Compensation for each Year of Service, up to a maximum of fifty-two (52) weeks of Compensation.[1]

*	A Participant in one of these positions will also receive a fraction of his or her Targeted Bonus for the fiscal year in which the Participant is terminated determined by multiplying his or her Targeted Bonus under any Company bonus plan in which the individual participates, by a fraction, the numerator of which the total number of full weeks worked in the year in which the Employee is terminated and the denominator of which is 52.

All Compensation shall be reduced by all sums owed by the Participant to the Company.

[1]

Note that “Compensation” does not include overtime payments, bonuses, commissions, Company contributions to Social security, benefits payable under, or Company contributions to, any retirement or other plan of deferred compensation, or the value of any fringe benefits provided by the Company. See Section 2.05 of Article II.

Section 4.02 Reductions. The Benefit payable under Section 4.01 shall be reduced by any and all payments made to the Participant under the Worker Adjustment and Retraining Notification Act, 29 United States Code Section 2101, et seq.

Section 4.03 COBRA.

(a) Participants (and their eligible dependents) may be eligible for health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). Participants who elect COBRA coverage will be responsible for the entire amount of their COBRA premiums.

(b) Notwithstanding the preceding paragraph (a), upon the expiration of the COBRA premium subsidy provided under the American Recovery and Reinvestment Act of 2009 (“ARRA”) (as such subsidy has been extended by the Department of Defense Appropriations Act, the Temporary Extension Act of 2010, and as may be extended by any other legislation), the Benefit shall also include the following: Participants who elect COBRA health care continuation benefits shall be required to pay only the cost of the employee portion of health care expenses for the number of weeks of compensation (not to exceed 26), derived from the participant’s Position and full Years of Service, which is the Benefit payable under Section 4.01. After the termination of that time period, the Participant will be responsible for the entire COBRA payment. The Company retains the right to amend, suspend or terminate the COBRA benefit provided in the paragraph 4.03(b) at any time.

Section 4.04 Additional Transition Benefit. The Benefit for any Participant may also include an additional transition benefit payable at the discretion of the Company in an amount (if any) to be determined at the sole discretion of the Company.

Section 4.05 Effect on Other Benefits. There shall not be drawn from the continued provision by the Company of any Benefit under this Plan any implication of continued employment with the Company, of a modification of the employment at will relationship between the Company and a Participant, or of continued right to accrual of retirement plan benefits. Nor shall the Terminated Employee accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the period during which the Benefit is payable under this Plan. The Benefit under this Plan shall not be payable if the Participant receives a similar benefit (including a severance payment of any type) under any other plan, policy, program, employment agreement or arrangement.

ARTICLE V

METHOD AND DURATION OF BENEFIT PAYMENTS

Section 5.01 Method of Payment. The Benefit to which a Participant is entitled, as determined pursuant to Article IV, shall be paid in accordance with normal payroll practices, or, at the sole discretion of the Company, the Benefit to the extent such amount is not subject to Internal Revenue Code (the “Code”) section 409A (i.e., the Benefit does not exceed the lesser of (i) two times the Participant’s Compensation, or (ii) two times the Code section 401(a)(17) limit, which is $250,000 for 2012) may be paid in a single, lump sum payment. To the extent a Participant’s benefit is subject to Code section 409A and the Participant is a key employee, the portion of the Participant’s benefit that exceeds the Code section 401(a)(17) limit may not be paid for six months following the Participant’s Employment Termination Date, however, upon expiration of such six month period the remainder of the Participant’s Benefit shall be paid in a lump sum. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or may be made via Electronic Funds Transfer if requested by the Participant, at the sole discretion of the Company. In general, the initial payments shall be made as promptly as practicable after the Participant’s Employment Termination Date, the execution of the Release required under Section 3.02, the expiration of the required revocation period specified in the Release, and the execution of the non-competition agreement and other undertakings as required under Article III within 90 days. All payments shall be completed no later than 24 months from the Participant’s Employment Termination Date. All payments of severance pay are subject to applicable federal, state and local taxes. In the event of the Participant’s death following his Employment Termination Date but prior to the completion of all payments being made, the remaining payments shall be paid to the Participant’s beneficiary designated on a form supplied by the Administrator or, if none, the Participant’s estate.

Notwithstanding anything in this Plan to the contrary, if the Participant is a key employee of a publicly traded corporation under section 409A at the time of his separation from service and if payment of any amount under this Plan is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amount shall be delayed as required by section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to Participant’s estate within 60 days after the date of the Participant’s death. A “key employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Internal Revenue Code, as determined by the Board. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Code sections 416(i) and 409A and the regulations issued thereunder.

Section 5.02 Other Benefits. A Participant may be eligible to receive such other Benefits as the Administrator shall determine, such as internal or external outplacement counseling.

Section 5.03 Termination of Eligibility for Benefits. A Participant shall cease to participate in the Plan, and all Benefit payments shall cease upon the occurrence of the earliest of:

(a) Subject to Section 7.01, termination or modification of the Plan;

(b) Completion of payment to the Participant of the Benefit for which the Participant is eligible under Article IV;

(c) Death of the Participant prior to his or her Employment Termination Date;

(d) Termination by the Administrator of his/her right to be a Participant upon discovery of the occurrence of Just Cause, whether or not such discovery occurs before the Employment Termination Date.

(e) Employment in a job in which the Participant earns at least fifty percent (50%) of his/her Compensation (determined on an annualized basis) as of his/her Employment Termination Date;

(f) Reemployment with the Company or any of its affiliates at any time prior to the date when the Benefit would have been fully paid if paid in accordance with normal payroll practices, rather than a lump sum; or

(g) Violation of one or more of the conditions for a Benefit set forth in Article III.

In the event that a Participant’s eligibility for Benefit payments terminates pursuant to subsection (f), he or she shall not be entitled to the portion of the Benefit that is equal to amounts that would otherwise have been payable following the date of reemployment, if the Participant had not been reemployed and the Benefit had been paid in accordance with normal payroll practices. The Plan shall have the right to recover any mistaken payment, overpayment, or any payment that is made to an individual who is not eligible for that payment. Further, notwithstanding anything herein to the contrary, the Company shall have the right to cease all Benefit payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan or the Release the Participant executed to obtain the Benefits under the Plan. The Plan may (1) withhold or offset future benefit payments; (2) sue to recover these amounts and the attorneys’ fees it incurs in connection with this recovery; or (3) use any other lawful remedy to recoup any such amounts.

Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Benefit payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan or the Release the Participant executed to obtain the Benefits under the Plan.

ARTICLE VI

THE ADMINISTRATOR

Section 6.01 Appointment. The Administrator shall be the Executive Vice President of Human Resources.

Section 6.02 Tenure. The Administrator shall serve at the pleasure of the Board of Directors. The Administrator may resign at any time upon 10 days’ written notice, and the Administrator may be removed from the position of Administrator, with or without cause, at any time by the Board of Directors. In the event of the resignation, removal, or other inability to serve of the Administrator, the Board of Directors shall appoint an individual to serve as Administrator.

Section 6.03 Authority and Duties. Subject to the discretion of the Company, as provided in Sections 3.01 and 8.03, it shall be the duty of the Administrator, on the basis of information supplied to him or her by the Company, to determine the eligibility of each Terminated Employee to participate in the Plan and to determine whether and when a Benefit shall be paid in the event of a dispute or controversy. Benefits under the Plan will be paid only if the Administrator decides in his or her discretion that the applicant is entitled to them. The Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to correct deficiencies therein, to make factual determinations and to supply omissions. All decisions, actions and interpretations of the Administrator shall be final, binding and conclusive upon the parties, subject only to determinations by the Named Appeals Fiduciary with respect to denied claims for Benefits.

Section 6.04 Compensation of the Administrator. The Administrator shall receive no compensation for his or her services as such. However, all reasonable expenses of the Administrator shall be paid or reimbursed by the Company upon proper documentation. The Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of duties as Administrator.

Section 6.05 Records, Reporting and Disclosure. The Company’s Human Resources Department shall keep a copy of all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Administrator, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.01 Amendment, Suspension and Termination. The Board of Directors retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment. However, any such amendment may cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan. The Board of Directors shall have the right to delegate its authority and power hereunder, or any portion thereof, to any committee of the Board of Directors, and the right to rescind any such delegation in whole or in part.

ARTICLE VIII

DUTIES OF THE COMPANY AND THE ADMINISTRATOR

Section 8.01 Records. The Company shall supply to the Administrator all records and information necessary to the performance of the Administrator’s duties.

Section 8.02 Payment. The Company shall make payments from its general assets to Participants in accordance with the terms of the Plan, as directed by the Administrator.

Section 8.03 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Company or the Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 Application for Benefits. Each Terminated Employee believing himself/herself eligible for benefits under this Plan may apply for such benefits by completing and filing (and not revoking) with the Administrator a written employment termination agreement as defined in Section 3.02. Before the date on which benefit payments commence, a Terminated Employee may be required to provide such information as the Administrator deems relevant and appropriate to the application for Benefits.

Section 9.02 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the Terminated Employee whose claim has been so denied shall be notified of such denial in writing by the Administrator. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:

(a) The Terminated Employee whose claim has been denied shall file with the Administrator a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Administrator of Claim Denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Named Appeals Fiduciary shall consider the merits of the claimant’s written and oral presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant. If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Named Appeals Fiduciary shall proceed as set forth below as though an oral presentation of the contents of the claimant’s written presentation had been made.

(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination so rendered shall be binding upon all parties.

Section 9.03 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the Chief Financial Officer of the Company or any other person named by the Board. The Named Appeals Fiduciary may at any time be removed by the Board. Any such removal may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein. The Named Fiduciary shall have the full power, authority and discretion in the performance of his or duties to construe, interpret and administer the Plan, to correct deficiencies therein, to make factual determinations, and to supply omissions.

ARTICLE X

MISCELLANEOUS

Section 10.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

Section 10.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whosoever, the right to be retained in the service of the Employer, and all Participants and other Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted. Nothing in this Plan is intended to interfere with the employment at will relationship enjoyed by the Company and its employees.

Section 10.03 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.04 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future (except that no successor to the Employer shall be considered a Plan sponsor unless that successor adopts this Plan).

Section 10.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.06 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

Section 10.07 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of Benefits.

Section 10.08 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of issuing a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrator and all other parties with respect thereto.

Section 10.09 Appendices. From time to time, the Company may elect to append provisions of limited duration to this Plan to govern what the Company determines to be special circumstances governing a substantial number of Employees. Each such Appendix, during the period stipulated therein, shall be deemed a part of this Plan. Except as otherwise stated in any such Appendix applicable to any Employee or Terminated Employee, the rights of such Employee or Terminated Employee as stated in such Appendix shall supersede the rights provided under this Plan, the benefits provided under such Appendix shall be in lieu of comparable or stipulated benefits provided under this Plan, and there shall be no duplication of benefits.

Section 10.10 Lost Payees. A benefit shall be deemed forfeited if the Administrator is unable to locate a Participant to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation.

Section 10.11 Controlling Law. This Plan shall be construed and enforced according to Federal law.

ARTICLE XI

STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

(1) Examine, without charge, at the office of the Administrator and at other specified locations such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.

(2) Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Administrator may make a reasonable charge for the copies.

(3) Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in Federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If it should happen that plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Administrator at the following address:

Executive Vice-President of Human Resources

c/o USA Mobility, Inc.

6850 Versar Center, Suite 420

Springfield, VA 22151

If questions arise about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

ARTICLE XII

GENERAL INFORMATION

Plan Sponsor:	USA Mobility, Inc.

Employer Identification Number:	54-1215634

Plan Administrator:	Executive Vice-President of Human Resources USA Mobility, Inc. 6850 Versar Center, Suite 420 Springfield, VA 22151

Telephone:	703-269-6740

Plan Number:	506

Plan Year:	The twelve month period ending each December 31

Type of Plan:	Welfare benefit - Severance Pay Plan

Agent for Service of Legal Process:	Service of Legal Process may be made upon the Administrator at the above address.

Type of Administration:	The Plan is administered by the Executive Vice President of Human Resources of USA Mobility, Inc.

Funding:	Paid from general assets of the Sponsor.